UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2024 (September 23, 2024)

CRH public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-32846	98-0366809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stonemason's Way, Rathfarnham, Dublin 16, D16 KH51, Ireland
(Address of principal executive offices)
+353 1 404 1000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares of €0.32 each	CRH	New York Stock Exchange
5.200% Guaranteed Notes due 2029	CRH/29	New York Stock Exchange
6.40% Notes due 2033	CRH/33A	New York Stock Exchange
5.400% Guaranteed Notes due 2034	CRH/34	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Chief Executive Officer

On September 24, 2024, CRH public limited company (the “Company”) announced that the Board of Directors of the Company (the “Board”) has appointed Jim Mintern to become the Company’s Chief Executive Officer, effective January 1, 2025. Mr. Mintern will remain on the Board.

Mr. Mintern (age 57) is currently the Chief Financial Officer of the Company and has been a member of the Board since June 2021. Mr. Mintern has over 30 years of experience in the building materials industry, 22 years of which have been with the Company. Prior to being appointed as Chief Financial Officer in June 2021, Mr. Mintern held the role of Chief of Staff to the CEO working closely with divisional and operational leadership from September 2017, having oversight of the Company’s performance programs and leading the planning and execution of some of the Company’s recent large acquisitions including Ash Grove in North America in 2018. He previously held several senior positions across the Company, including Country Manager for Ireland and Managing Director of each of the Western and Eastern regions of the Company’s Europe Materials business.

The terms of Mr. Mintern’s compensation as Chief Executive Officer have yet to be determined. The Company will file an amendment to this Form 8-K when such compensation has been determined.

There are no arrangements or understandings between Mr. Mintern and any other person pursuant to which Mr. Mintern was appointed to serve as Chief Executive Officer of the Company. There are no family relationships between Mr. Mintern and any director or executive officer of the Company, and Mr. Mintern has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Retirement of Chief Executive Officer and Member of Board of Directors

Additionally, on September 24, 2024, the Company announced that Albert Manifold will retire from his position as Chief Executive Officer and as a member of the Board, effective December 31, 2024. In accordance with his existing service agreement with the Company, beginning January 1, 2025, Mr. Manifold will continue as an employee of the Company until his retirement as an employee of the Company on December 31, 2025. Mr. Manifold’s retirement is not the result of any disagreement with the Company with respect to any matter relating to the Company’s financial controls, financial statements, operations, policies, or practices.

The Company and Mr. Manifold entered into a letter agreement with respect to certain transition and compensation arrangements related to his retirement (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Manifold’s (i) awards under the Company’s Performance Share Plan for the 2022-2024 and 2023-2025 performance periods will remain eligible to vest without proration based on the achievement of actual performance following the end of the applicable performance periods and (ii) deferred shares will accelerate and vest effective as of December 31, 2025. The Company and Mr. Manifold also clarified in the Letter Agreement the basis under which Mr. Manifold covenants not to compete with the Company or solicit employees or customers of the Company.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which will be included as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2024.

Item 7.01    Regulation FD Disclosure.

On September 24, 2024, the Company issued a press release announcing the retirement of Albert Manifold as Chief Executive Officer and as a member of the Board and the appointment of Jim Mintern as

Chief Executive Officer. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in this Current Report on Form 8-K pursuant to this Item 7.01 (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release of CRH public limited company, dated September 24, 2024
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 27, 2024

CRH public limited company

/s/ Neil Colgan
By:	Neil Colgan
Company Secretary